SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2008 (December 17, 2008)
______________

NATIONAL LAMPOON, INC.
(Exact name of registrant as specified in Charter)

Delaware	0-15284	95-4053296
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

8228 Sunset Boulevard Los Angeles, California 90046 (Address of Principal Executive Offices)

310-474-5252
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2008 Daniel S. Laikin resigned as our President and Chief Executive Officer.  Our board of directors appointed Timothy S. Durham as interim President and Chief Executive Officer.  Mr. Laikin continues to serve on the board of directors.

Mr. Durham has served as a director since 2002.  He is the Chief Executive Officer and Chairman of the board of directors of Obsidian Enterprises, Inc., which was a public company until March 17, 2006, and has held these positions since June 2001.  Since April 2000, he has served as a Managing Member and the Chief Executive Officer of Obsidian Capital Company LLC, which is the general partner of Obsidian Capital Partners LP.  In 1998 Mr. Durham founded, and since then has maintained a controlling interest in, several investment funds, including Durham Capital Corporation, Durham Hitchcock Whitesell and Company LLC, and Durham Whitesell Associates LLC.  From 1991 to 1998, Mr. Durham served in various capacities at Carpenter Industries, Inc., including as Vice Chairman, President and Chief Executive Officer.

There is no family relationship between Mr. Durham and any other director or executive officer.

Mr. Durham is serving without compensation.

For a discussion of transactions entered into between the company and Mr. Durham, please see our Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on November 10, 2008.  In addition to the transactions discussed in the company’s Annual Report on Form 10-K, on August 5, 2008 we received a loan in the amount of $95,000 from Mr. Durham.  Like other loans we have received from him, the loan bears interest at the rate of 6% per year and is payable on demand.  The loan was used for working capital.  We currently owe a total of $794,209 in principal amount and $40,311 of accrued interest to Mr. Durham.

Item 8.01     Other Events.

On December 17, 2008 our board of directors formed a Special Committee for the purpose of conducting an investigation into the circumstances relating to the complaint and indictment filed by the Securities and Exchange Commission on December 15, 2008 against the company and Mr. Laikin.  The members of the Special Committee are Mr. Durham and James P. Jimirro.

Item 9.01     Financial Statements and Exhibits.

Exhibit 99          Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2008

NATIONAL LAMPOON, INC.

	By:	/s/ Timothy S. Durham
Timothy S. Durham, Chief Executive Officer